[ARNOLD & PORTER LETTERHEAD]

                                 August 27, 1997



Board of Directors
American Capital Strategies, Ltd.
3 Bethesda Metro Center, Suite 860
Bethesda, Maryland  20814

       Re:  Registration Statement on Form N-2
                 File No. 333- 29943

Gentlemen:

       We have acted as your special counsel in connection with your preparation of a registration statement on Form N-2, as amended by Pre-Effective Amendment No. 1 and Pre-Effective Amendment No. 2 thereto (as amended, the "Registration Statement"), filed by you with the Securities and Exchange Commission covering 9,144,973 shares (the "Shares"), of Common Stock, $0.01 par value (the "Common Stock"), of American Capital Strategies, Ltd. (the "Company"). Of the Shares,
(i) 8,050,000 shares (including 1,050,000 shares that may be purchased by the Company's underwriters upon exercise of an option to cover over-allotments) (the "Underwritten Shares") are to be sold to the Company's underwriters (the "Underwriters") represented by Friedman, Billings, Ramsey & Co., Inc. (the "Representative"), for public distribution pursuant to the Underwriting Agreement between the Company and the Representative filed as an exhibit to the Registration Statement); (ii) 378,127 shares (the "Warrant Shares") may be issued upon the exercise of warrants (the "Warrants") which are to be issued to the Representative or its designees pursuant to a Warrant Agreement filed as an exhibit to the Registration Statement (the "Warrant Agreement"); and (iii) 716,846 shares (the "Direct Offering Shares") may be sold by the Company directly to certain purchasers in the Direct Offering (as defined in the Registration Statement).

       In connection with rendering the opinions set forth in this letter, we have examined such corporate


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Board of Directors
American Capital Strategies, Ltd.
August 27, 1997
Page 2


records of the Company, including forms of the Warrants and the Warrant Agreement, the Company's Second Amended and Restated Certificate of Incorporation, its Second Amended and Restated By-laws, and resolutions of the Board of Directors, as well as made such investigation of matters of fact and law and examined such other documents as we deem necessary for rendering the opinions hereinafter expressed.

       The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

       A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

       B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

       C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

       D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

       E. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations


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Board of Directors
American Capital Strategies, Ltd.
August 27, 1997
Page 3



of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

       Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the Underwritten Shares and the Direct Offering Shares, when issued and delivered in the manner and on the terms described in the Registration Statement (after the same is declared effective), will be validly issued, fully paid and nonassessable.

       Also based on the foregoing and subject to the qualifications set forth in the preceding paragraph, we are of the opinion that the Warrant Shares that may be issued to holders of Warrants have been duly authorized by the Company and, upon issuance of such Warrant Shares in accordance with the terms of the Warrants, such Warrant Shares will be validly issued, fully paid and nonassessable under the Delaware General Corporation Law as in effect on this date.

       This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

       We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference to our firm under the captions "Legal Opinion" contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                       Very truly yours,

                                       ARNOLD & PORTER


                                       By: /s/ Samuel A. Flax
                                           -----------------------------